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                          June 30, 2023

       Michael Washinushi
       Chief Financial Officer
       Bird Global, Inc.
       392 NE 191st Street #20388
       Miami, FL 33179

                                                        Re: Bird Global, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 23, 2023
                                                            File No. 333-272912

       Dear Michael Washinushi:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing